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                             STERLING SOFTWARE, INC.               EXHIBIT 11.1
                        COMPUTATION OF EARNINGS PER SHARE
                      THREE MONTHS ENDED DECEMBER 31, 1996
                  (in thousands, except per share information)
                                   (unaudited)
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

                                                                                                    Fully
                                                                                    Primary        Diluted
                                                                                 ------------      --------
Earnings:
   Earnings applicable to common stockholders....................................     $12,740       $12,740
                                                                                    =========      =========
Shares:
   Weighted average of shares outstanding........................................      38,439        38,439
   Add common shares issued on assumed exercise of options and warrants..........       6,787         6,787
   Less common shares assumed repurchased........................................      (6,081)       (6,081)
                                                                                    ---------      ---------
                                                                                       39,145        39,145
                                                                                    =========      =========
Earnings per common share:
   Primary.......................................................................      $  .33
                                                                                    ==========
   Fully diluted.................................................................                    $  .33
                                                                                                   =========
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